26 June 2017

Our Ref: BO170064

Private and Confidential

Digital Grid (Hong Kong) Technology Co., Limited (Company no. 1847600)

Room 1501 Grand Millennium Plaza (Lower Block),
181 Queen's Road Central,
Hong Kong

Attention: Zhitao He

LETTER OF OFFER –Term Loan Facility of USD140,000,000

Bank of China Limited is pleased to offer to the Customer the facilities referred to below (**the Facilities**) on the terms and conditions set out in this Letter of Offer and in the Bank of China Limited **Standard Terms and Conditions for Finance Facilities** (**Standard Terms and Conditions**), a copy of which is attached.

1. Bank

Bank of China Limited ABN 29 002 979 955

2. Customer

Digital Grid (Hong Kong) Technology Co., Limited (Company no**. 1847600**)

3. Facilities

Term Loan Facility

<u>Currency and Aggregate Loan Facility Limit</u>

USD140,000,000

<u>Loan Facility Availability Expiry Date</u>

The Facilities is available for Drawing within three (3) months from acceptance of this Letter of Offer.

If the Customer does not fully draw the facility within the specified periods above, the remaining Facilities will at the option of the Bank be cancelled.

4. Purpose

The Customer will use the Facilities only for the purpose of refinancing its existing loan facility with Ping An Bank Co., Ltd (**Ping An Facility**).

5. Partial Drawdown

Partial drawdown is not allowed under this Facilities.

6. Redraw

Redraw is not allowed under this Facilities.

7. Interest Rates and Periods

Interest Rate

LIBOR plus a margin of 1.40% per annum

provided that if the Bank determines at any time in its sole discretion that due to market conditions the above Interest Rate does not accurately or fairly reflect the Bank's cost of funding the relevant loan, the Bank may give notice to the Customer that the Customer must pay interest to the Bank at the Cost of Funds Rate plus a margin of 1.40% per annum. The change of rate will take effect as from the date of that notice (or, if different, as from the date specified in that notice).

Interest Payment Date

The last day of each Interest Period or if not a Business Day the preceding Business Day.

Interest Period

Each interest period is a period (or as applicable successive periods) of 3 months as requested by the Customer to the Bank and agreed by the Bank or if not agreed by the Bank as selected by the Bank (or any other period agreed between the Customer and the Bank).

8. Overdue Interest Rate

2.00% per annum plus the applicable Interest Rate for the moneys owing.

9. Final Repayment Date (subject to paragraph 11)

Subject to annual review, the Final Repayment Date is the earlier of either:

(a) 3 years from the Drawdown Date; or

(b) 5 Business Days before the expiry date of the Standby Letter of Credit mentioned therein the Securities under paragraph 13.

10. Amortising Repayment

Repayment Date	Amount of Progressive Repayment
29 December 2017	USD7,500,000
28 March 2018	USD64,700,000
27 December 2019	USD14,700,000
Final Maturity Date	USD53,100,000

11. Prepayments

Partial prepayment or full prepayment is allowed provided that it must be made on an Interest Payment Date subject to the prior written notice to be given to the Bank 5 Business Days before the said Prepayment. Otherwise, break cost may apply at the discretion of the Bank.

12. Upon demand facilities

Despite any other provision of this Agreement relating to the term of any Facility or repayment on the Final Repayment Date of any of the Facilities, the Facilities are provided as on demand Facilities and the Bank may at any time for any reason by not less than 7 days notice in writing to the Customer:

(1) terminate the obligations of the Bank in relation to any or all of the Facilities;

(2) require immediate payment of all amounts actually or contingently owing under any of the Facilities including requiring immediate payment of an amount of money in Cleared Funds as determined by the Bank to cover any contingent liability (such as under a Bank Guarantee/Standby LC).

13. Securities

Standby Letter of Credit in USD issued by Bank of China Zhejiang Branch in favour of the Bank with LVR not exceeding 98.5% and with terms and conditions acceptable to the Bank.

14. Fees, Costs and Charges

		Amount	When Payable
Aplication Fee	:	0.20% of the Facilities	Payable upon the first Drawdown Date
First Drawdown Fee	:	Waived	
Settlement Fee	:	Waived	
Legal Fee	:	USD3,000	Payable upon acceptance of this Letter of Offer

All costs and expenses including legal costs of the Bank relating to the preparation and negotiation of documentation for the Facilities are payable by the Customer to the Bank whether or not the Facilities proceed after acceptance of this Letter of Offer and whether due to cancellation or otherwise.

15. Conditions Precedent

(1) As set out in clause 13 of the Standard Terms and Conditions.

(2) Additional Conditions Precedent:

(a)The Standby Letter of Credit mentioned therein Securities under paragraph 13 must be received by the Bank before the Drawdown Date;

(b) The relevant approval, including but not limited to Bank of China Head Office's approval for the Securities mentioned under paragraph 13 if applicable, must be received by the Bank before the first Drawdown Date;

(c) Customer must provide all relevant governmental approval satisfactory to the Bank for its acquisition of NEWEGG INC. to the Bank before the first Drawdown Date;

(d) Customer must provide the duly executed facility agreement with Ping An Bank Co., Ltd for its existing **Ping An Facility**.

16. Confidentiality

The Confidentiality provisions of clause 37 of the Standard Terms and Conditions apply to this Facility Letter.

17. Disclosure of Information

The Customer consents to the Bank collecting, using, retaining and disclosing information as set out in any relevant facility application form or consent form signed or provided to the Bank in connection with any of the Facilities.

18. Notices

Address for notices to the Customer is as follows:

Name: Digital Grid (Hong Kong) Technology Co., Limited

Address: Room 1501 Grand Millennium Plaza (Lower Block), 181 Queen's Road, Central, Hong Kong

Attention: Zhitao He

Address for notices to the Bank is as follows:

Name: Bank of China Limited

Address: L8, 1 King William Street, Adelaide SA 5000

Facsimile: 08 8211 8977

Attention: Max Yang

19. Amendments or Additions to the Standard Terms and Conditions

19.1 **Top up**

(1) The Customer will ensure that LVR does not exceed 98.5% (the Agreed Ratio) at any time.

(2) Without prejudice to the other rights of the Bank, if at any time while any amount is actually or contingently outstanding, LVR equals or is more than the Agreed Ratio, the Bank may give written notice to the Customer, on receipt of which the Customer must immediately without delay:

(a) repay, satisfy and discharge all amounts outstanding (whether actually or contingently);

(b) deposit cash into a deposit account with the Bank and provide the Bank with such security or set off rights over the account as the Bank in its sole discretion may require; or

(c) provide further security of a nature and value satisfactory to the Bank in its sole discretion, by or in an amount, such that LVR is reduced below the Agreed Ratio.

(3) In this clause:

LVR means the amount actually or contingently outstanding divided by the Security Value.

Security Value means the value as determined by the Bank in its sole discretion from time to time of all security held by the Bank (including the value as security to the Bank of any documentary credits which the Bank determines may be applied to reduce the outstandings, the value of any cash deposited with the Bank pursuant to paragraph (2)(b) above or the value of any other security held by the Bank (provided that where security is held by the Bank to secure more than the outstandings over which the LVR is calculated, the Bank may determine the allocation of any value in the security held to be applied to the relevant outstandings applicable to the calculation)).

(4) In calculating LVR:

(a) if a facility and the amount outstanding is provided in one currency and Security Value is in another currency the Bank may for the purpose of calculating the LVR convert (in accordance with its usual practice) the currency of the outstandings to be the same currency as the currency in which the security is provided to the Bank;

(b) the Bank may calculate the LVR and the requirement for top up under this paragraph for outstandings, in respect of one Facility or for outstandings as an aggregate in respect of all Facilities, as the Bank determines.

(5) Failure by the Customer to comply with this paragraph is deemed an Event of Default.

19.2 Additional Conditions

(1) Within 30 days after the Drawdown Date, Customer must provide to the Bank with documentary evidence satisfactory to the Bank proving that the Customer's **Ping An Facility** has been fully repaid and cancelled.

20. Definitions

Capitalised terms not defined in this Letter of Offer have the meaning set out in the Standard Terms and Conditions.

21. Offer Period

21.1 The offer contained in this letter shall lapse if not accepted within three month of the date of this letter.

21.2 The Bank may withdraw the offer contained in this letter at any time prior to acceptance by the Customer.

Acceptance

The Customer accepts this Letter of Offer incorporating the Standard Terms and Conditions (together comprising "the Facility Agreement"), by executing the form of acceptance below and sending the original executed Letter of Offer to the Bank together with any fee which is payable on or before acceptance as referred to under Fees above.

The provisions of the Facility Agreement remain binding on the Customer despite any Guarantor not executing the Facility Agreement or the Facility Agreement not being enforceable against a Guarantor for any reason.

This Letter of Offer and the Standard Terms and Conditions replace all previous agreements and negotiations between the Customer and the Bank in relation to the Facilities.

Yours faithfully
For and on behalf of Bank of China Limited

Hu Shanjun

General Manager & Country Head- Australia

Acceptance of Offer by Customer

1. **Digital Grid (Hong Kong) Technology Co., Limited (Company no. 1847600)** accepts the offer contained in this Letter of Offer and acknowledges receipt of the Standard Terms and Conditions.

Customer:

For company customer

SIGNED by ____________________)
for and on behalf of **Digital Grid (Hong Kong) Technology Co., Limited (Company no. 1847600)** in the presence of:)))

....
Director

....
Witness name:
Address: